INVESTMENT SUB-ADVISORY AGREEMENT
      AGREEMENT MADE THIS 1st day of January,
      2011, by and between Nuveen Fund Advisors, Inc., a Delaware corporation and a registered investment adviser ( Manager ), and Nuveen Asset
      Management, LLC, a Delaware limited liability company and a registered investment adviser
      ( Sub-Adviser ).

      WHEREAS, Manager is the investment manager for the Funds listed on Schedule A hereto (each a
       Fund and collectively the Funds ), each a series of Nuveen Multistate Trust II (the Trust ), an open-end management investment company registered under the Investment Company Act of 1940, as amended ( 1940 Act ); and

      Adviser as its agent to furnish investment advisory services for each Fund, upon the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the
      mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment.  Manager hereby appoints
Sub-Adviser to provide certain sub-
investment advisory services with respect to the portion of each Funds portfolio allocated by Manager to Sub-Adviser for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointments and agrees to furnish the services herein set forth for the compensation herein provided.

2. Services to be Performed.  Subject
always to the supervision of Manager and the Trusts Board of Trustees (the Board ), Sub-
Adviser will furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the portion of each Funds investment portfolio allocated by Manager to Sub-
Adviser.  In the performance of its duties, Sub-
Adviser will satisfy its fiduciary duties to the Trust, will monitor each Funds investments, and will comply with the provisions of the Trusts
Declaration of Trust and By-laws, each as amended from time to time (the Trust
Documents ), and the stated investment objectives, policies and restrictions of each Fund. Manager will provide Sub-Adviser with current copies of the Trust Documents, each Funds prospectus and Statement of Additional Information and any amendments thereto, and any objectives, policies or restrictions not appearing therein as they may be relevant to Sub-Advisers performance under this Agreement. Sub-Adviser and Manager will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of each Fund and to consult with each other regarding the investment affairs of each Fund. Sub-Adviser will report to Manager and the Board with respect to the implementation of its investment program for each Fund.

      Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund, and is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of each Funds orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or the Funds, or be in breach of any obligation owing to the Trust or the Funds under this Agreement, or otherwise, solely by reason of its having caused a Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for a Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or Sub-Advisers overall responsibilities with respect to its accounts, including the Funds, as to which it exercises investment discretion. In addition, if in the judgment of Sub-Adviser, a Fund would be benefited by supplemental services, Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions which another broker or dealer may charge for the same transaction, provided that Sub-Adviser determines in good faith that the commission or spread paid is reasonable in relation to the services provided.
      Sub-Adviser will properly communicate to the officers and trustees of the Trust such information relating to transactions for each Fund as they may reasonably request. In no instance will portfolio securities be purchased from or sold to Manager, Sub-Adviser or any affiliated person of the Trust, Manager or Sub-Adviser, except as may be permitted under the 1940 Act, and under no circumstances will Sub-Adviser select brokers or dealers for Fund transactions on the basis of Fund share sales by such brokers or dealers.

Sub-Adviser further agrees that it:

(a)	will use the same degree of skill and care in
providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)	will conform to all applicable Rules and
Regulations of the Securities and Exchange
Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;


(c)	will report regularly to Manager and the
Board and will make appropriate persons available for the purpose of reviewing with representatives of Manager and the Board on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to standard industry indices and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Manager;

(d)	will prepare such books and records with
respect to each Funds securities transactions as requested by Manager and will furnish Manager and the Board such periodic and special reports as Manager or the Board may reasonably request; and

(e)	will monitor the pricing of portfolio
securities, and events relating to the issuers of those securities and the markets in which the securities trade in the ordinary course of managing the portfolio securities of the Funds, and will notify Manager promptly of any issuer-specific or market events or other situations that occur
(particularly those that may occur after the close of a foreign market in which the securities may primarily trade but before the time at which the Funds securities are priced on a given day) that may materially impact the pricing of one or more securities in Sub-Advisers portion of the portfolio.
In addition, upon the request of Manager, Sub-
Adviser will assist Manager in evaluating the impact that such an event may have on the net asset value of the Funds and in determining a recommended fair value of the affected security or securities. Sub-Adviser shall not be liable for any valuation determined or adopted by the Funds, the Funds custodian and/or portfolio accounting agent, as contemplated in this Agreement, unless such determination is made based upon information provided by Sub-Adviser that is materially incorrect or incomplete as a result of Sub-Advisers gross negligence.

3. Expenses.  During the term of this
Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any) purchased for each Fund.

4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee for each Fund equal to a percentage (as set forth on Schedule A) of the remainder of (a) the investment management fee payable by each Fund to Manager based on average daily net assets pursuant to the Management Agreement between Manager and the Trust, less (b) any management fees, expenses, supermarket fees and alliance fees waived, reimbursed or paid by Manager in respect of each Fund.

	The management fee shall accrue on each calendar day, and shall be payable monthly on the second business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of each Fund, determined in the manner established by the Board, as of the close of business on the last preceding business day on which each Funds net asset value was determined.


	For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

      5.   	Services to Others.  Manager understands,
      and has advised the Board, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies that are not series of the Trust, provided that whenever each Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Manager recognizes, and has advised the Board, that in some cases this procedure may adversely affect the size of the position that each Fund may obtain in a particular security. It is further agreed that, on occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interests of each Fund as well as other accounts, it may, to the extent permitted by applicable law, but will not be obligated to, aggregate the securities to be so sold or purchased for each Fund with those to be sold or purchased for other accounts in order to obtain favorable execution and lower brokerage commissions. In addition, Manager understands, and has advised the Board, that the persons employed by Sub-Adviser to assist in Sub-
      Advisers duties under this Agreement will not devote their full such efforts and service to the Funds. It is also agreed that Sub-Adviser may use any supplemental research obtained for the benefit of the Funds in providing investment advice to its other investment advisory accounts or for managing its own accounts.

      6.	Limitation of Liability.  Manager will not
      take any action against Sub-Adviser to hold Sub-
      Adviser liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the performance of Sub-Advisers
       duties under this Agreement, except for a loss
      resulting from Sub-Advisers willful misfeasance,
      bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

7. Term; Termination; Amendment.
As to each Fund, this Agreement shall become effective and shall run for an initial period as specified for each Fund in Schedule A hereto. This
Agreement shall continue in force from year to year thereafter with respect to each Fund, but only as long as such continuance is specifically approved for each Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for each Fund, Sub-Adviser may continue to serve in such capacity for each Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

      This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by either party on sixty (60) days written notice to Sub-Adviser. This Agreement may also be terminated by the Trust with respect to a Fund by action of the Board or by a vote of a majority of the outstanding voting securities of such Fund on sixty (60) days written notice to Sub-Adviser by the Trust.

      This Agreement may be terminated with respect to each Fund at any time without the payment of any penalty by Manager or the Board or by vote of a majority of the outstanding voting securities of each Fund in the event that it shall have been established by a court of competent jurisdiction that Sub-Adviser or any officer or director of Sub-
      Adviser has taken any action which results in a breach of the covenants of Sub-Adviser set forth herein.

      The terms assignment and vote of a majority of the outstanding voting securities shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

      Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments on any unpaid balance of the compensation described in
      Section 4 earned prior to such termination.  This
      Agreement shall automatically terminate in the event the Management Agreement between
      Manager and the Trust is terminated, assigned or not renewed.

8. Notice.  Any notice under this
Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party as set forth below:

      If to Manager:
      Nuveen Fund Advisors, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Attention:  Mr. Gifford R. Zimmerman

If to Sub-Adviser
Nuveen Asset Management, LLC
333 West Wacker Drive
Chicago, Illinois 60606
Attention:  Mr. William T. Huffman

      With a copy to:

      Nuveen Investments, Inc.
      333 West Wacker Drive
      Chicago, Illinois 60606
      Attention: General Counsel

or such address as such party may designate for the receipt of such notice.

      9.	Miscellaneous.  The captions in this
      Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
      This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

IN WITNESS WHEREOF, Manager and Sub-
      Adviser have caused this Agreement to be executed as of the day and year first above written.
NUVEEN FUND ADVISORS, INC.,
a Delaware corporation


By:  ______________________________
Title:  Managing Director	NUVEEN ASSET MANAGEMENT, LLC,
a Delaware limited liability company


By:  _________________________________
Title:  Managing Director





INVESTMENT SUB-ADVISORY AGREEMENT
Schedule A

<c>Fund Name
<c>Effective Date
<c>Period End
<c>Compensation Percentage
Nuveen California Municipal Bond Fund
January 1, 2011
August 1, 2012
60.0000%
Nuveen California High Yield Municipal Bond Fund
January 1, 2011
August 1, 2012
58.3333%
Nuveen California Insured Municipal Bond Fund
January 1, 2011
August 1, 2012
45.4545%
Nuveen Connecticut Municipal Bond Fund
January 1, 2011
August 1, 2012
45.4545%
Nuveen Massachusetts Municipal Bond Fund
January 1, 2011
August 1, 2012
45.4545%
Nuveen Massachusetts Insured Municipal Bond Fund
January 1, 2011
August 1, 2012
45.4545%
Nuveen New Jersey Municipal Bond Fund
January 1, 2011
August 1, 2012
45.4545%
Nuveen New York Municipal Bond Fund
January 1, 2011
August 1, 2012
45.4545%
Nuveen New York Insured Municipal Bond Fund
January 1, 2011
August 1, 2012
45.4545%




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